Exhibit 99.1
GENVEC APPOINTS MARC R. SCHNEEBAUM TO BOARD OF DIRECTORS
Replaces Barbara H. Franklin Who Resigned to Focus on Other Commitments
GAITHERSBURG, MD — April 19, 2007 – GenVec, Inc. (Nasdaq:GNVC) announced today the appointment of Marc R. Schneebaum to the Company’s Board of Directors. Mr. Schneebaum will replace the Honorable Barbara H. Franklin, who resigned to focus on other business commitments. Ms. Franklin had been a GenVec director since 2002, and was Chair of the Audit Committee. Mr. Schneebaum will serve the remainder of Ms. Franklin’s term, which expires in 2008, taking her place on the Audit Committee and also serving as its Chair.
Mr. Schneebaum is currently President and CEO of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company. Previously, he served as Senior Vice President — Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (GTI), a biotechnology company.
Prior to his tenure at GTI, Mr. Schneebaum was a Vice President at Alex. Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland. He serves on the board of the March of Dimes of Maryland.
“We welcome Marc to GenVec’s Board of Directors. Marc’s extensive experience and insights as a healthcare industry executive will add real strength to our board, and we look forward to his contributions. We thank Barbara for her valuable service to the GenVec Board, and wish her well in her future activities. During her tenure, Barbara’s unique business perspective and dedication was a great asset to the Company,” commented Paul Fischer, GenVec’s President and CEO.

####